Exhibit 99.1

Marchex Hires Troy Hartless as Chief Revenue Officer

SEATTLE - April 4, 2023-- Marchex, Inc. (NASDAQ: MCHX), the award-winning AI-powered conversation intelligence company that helps businesses turn strategic insights into the actions that drive their most valued sales outcomes, today announced that Troy Hartless has joined the company as Chief Revenue Officer. Hartless has extensive experience as an executive officer for both private and publicly traded technology companies, and will lead Marchex’s sales, marketing, business development, solutions consulting and customer success organizations.

Most recently, Hartless was COO of Govplace, a cloud, cybersecurity, and perimeter security solutions company which he led through COVID while returning the business to profitability. Previously, he served as CRO of Callis Communications, a cloud-based SaaS company, providing hosted VOIP, data, security, collaboration and desktop solutions. Hartless also served as the COO of InfoData (INFD), leading sales, business development, marketing, and professional services, delivering secure database management and IT solutions, and he helped return the company to profitability, achieving 11 consecutive quarters of revenue growth. Earlier in his career, Hartless held numerous executive positions at various technology companies, including Ericsson (ERICY), GTSI, & Secure Data in Motion.

“Troy Hartless brings to Marchex a unique and proven track record of driving revenue while leading dynamic sales and business development organizations for high-growth technology companies,” said Edwin Miller, Marchex CEO. “We are thrilled to have Troy join our leadership team and look forward to working with him to help Marchex realize our considerable opportunities at-hand.”

“With a powerful product and technology portfolio and a strong foundation of world-class customers already in-place, Marchex is exceptionally well-positioned for growth,” said Hartless.  “Marchex sits at the intersection of AI and data science and its solutions are ideally suited to help businesses build better sales experiences and customer outcomes. I’m excited to work with the Marchex team and apply my expertise in helping technology businesses scale, along with engaging directly with our customers and prospects to drive adoption and enhance our leadership in conversation intelligence.”

About Marchex

Marchex’s award-winning conversation intelligence platform, featuring AI-powered sales engagement and marketing solutions, helps businesses turn strategic insights into the actions that drive their most valued sales outcomes. Our multichannel voice and text capabilities enable sales and marketing teams to deliver the buying experiences that today’s customers expect. Marchex is the trusted conversation intelligence partner for market-leading companies in critical industries, including many of the world’s most innovative and successful brands.

Please visit http://www.marchex.com, www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

Marchex, Inc.
Investor Relations
Trevor Caldwell, 206-331-3600

Ir@marchex.com